Exhibit 99.1

Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Signs Asset Purchase Agreement to Acquire 44 Kabredlo’s Stores

Ankeny, IA, November 3, 2010—Casey’s General Stores, Inc. (NASDAQ symbol CASY) today announced that it has signed an asset purchase agreement to acquire up to 44 Kabredlo’s locations. The 44 stores include 22 in Nebraska, 21 in Kansas and 1 in Oklahoma. All of the locations acquired will be converted to Casey’s General Stores. For the twelve months ended June 30, 2010, these stores generated annual inside gross revenue of approximately $52 million and sold approximately 36 million gallons of fuel.

“The acquisition of the Kabredlo’s locations is an excellent fit to our existing store base and will add to our presence in Nebraska and Kansas as well as allow us to penetrate a new state,” said Robert Myers, President and CEO. “We are excited about this opportunity because Kabredlo’s is a very well established and managed chain in our market area.”

Mr. Myers continued, “We expect this acquisition to be accretive in the first year of operation and provide future earnings enhancements as we realize operating efficiencies and integrate our prepared food program.”

The acquisition is subject to certain regulatory approvals and other customary closing conditions, including the Company’s receipt of satisfactory inspection reports related to the stores. The transaction is expected to close by the end of December and will be funded by existing cash on hand.